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                                 AMENDED AND RESTATED
                                   SCHEDULE TO THE
                   INVESTMENT ADVISORY AGREEMENT DATED MAY 3, 1995
                                       BETWEEN
                           THE ADVISORS' INNER CIRCLE FUND
                                         AND
                                 FIRST MANHATTAN CO.


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio                                  Fee
---------                                  ---

FMC Select Fund                            .80% of the average daily net assets

FMC Strategic Value Fund                   1.00% of the average daily net assets